Exhibit 5.1

(269) 337-7700

August 11, 2023
Ocuphire Pharma, Inc.
37000 Grand River Avenue, Suite 120
Farmington Hills, Michigan 48335

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Ocuphire Pharma, Inc., a Delaware corporation (the “Company”), in connection with preparing and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (i) a Registration Statement on Form S-3 (File No. 333-252715) (the “Registration Statement”) filed on February 4, 2021, and as amended on February 11, 2021, and declared effective by the Commission on February 12, 2021, (ii) the base prospectus included in the Registration Statement (the “Base Prospectus”) and (iii) the prospectus supplement (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”) filed on August 11, 2023 by the Company with the Commission pursuant to Rule 424 under the Securities Act.  The Prospectus relates to the resale from time to time by the selling stockholder of (i) 246,792 shares of the Company’s common stock, par value $0.0001, of the Company (the “Common Stock”) and (ii) subject to certain conditions, additional shares of Common Stock having an aggregate gross purchase price up to $50,000,000 from time to time (together, the “Shares”).  The Shares are being sold by the Company to Lincoln Park Capital Fund, LLC (the “Purchaser”) pursuant to a Purchase Agreement dated as of August 10, 2023 between the Company and the Purchaser (the “Purchase Agreement”) and resold by the Purchaser pursuant to the Registration Statement and Prospectus filed pursuant to the Registration Rights Agreement, dated as of August 10, 2023, by and between the Company and the Purchaser (the “Registration Rights Agreement”).

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed relevant.  In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company.

For the purposes of our opinion set forth below, we have assumed (i) approval by the Company’s board of directors (or a duly authorized committee thereof) of each issuance of Shares, (ii) that the Shares are issued for a price per share equal to or greater than the minimum price, if any, authorized by the Company’s board of directors (or a duly authorized committee thereof) prior to the date of issuance (the “Minimum Price”) (iii) that the Shares will be properly delivered to the Purchaser pursuant to the Purchase Agreement and the Delaware General Corporation Law.  With respect to the Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of the Purchase Shares, future issuances of securities of the Company, including the Shares, and/or antidilution adjustments to outstanding securities of the Company, may result in the Shares issuable pursuant to the Purchase Agreement to exceed the number of the Company’s shares of common stock that then remain authorized but unissued, unreserved and available for issuance.

Our opinion is limited solely to matters set forth herein.  The law covered by the opinion expressed herein is limited to the Delaware General Corporation Law.  We are not rendering any opinion with respect to federal law, including federal securities laws, or state blue sky securities laws.

Based upon the foregoing, our examination of such documents and other matters as we deem relevant, we are of the opinion that the Shares have been duly authorized and, subject to issuance by the Company at a price not less than the Minimum Price, when delivered and paid for in accordance with the Purchase Agreement and in accordance with any reservation of shares or other restrictions or limitations imposed by the Company’s board of directors (or a duly authorized committee thereof) on sales of Shares by the Company under the Purchase Agreement, will be validly issued, fully paid and nonassessable.

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402

(269) 337-7700
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated August 11, 2023 and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,
/s/ Honigman LLP
Honigman LLP

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402